Exhibit 3.37

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “SHASER, INC. ”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF NOVEMBER, A.D. 2012, AT 1:06 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3879056 8100	AUTHENTICATION: 9972038
121208353	DATE: 11-08-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:10 PM 11/08/2012 FILED 01:06 PM 11/08/2012 SRV 121208353 - 3879056 FILE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHASER, INC.

Shaser, Inc., a Delaware corporation, hereby certifies as follows:

1. The name of the corporation is Shaser, Inc. (the “Corporation”). The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 12, 2004, which was first amended and restated by the Amended and Restated Certificate of Incorporation, filed on April 24, 2009, and was amended and restated a second time by the Amended and Restated Certificate of Incorporation, filed on March 22, 2010.

2. This Third Amended and Restated Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”) amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the DGCL.

The text of the Certificate of Incorporation, as amended, is hereby further amended and restated to read in full as follows:

FIRST: The name of the corporation is Shaser, Inc.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 20,170,995 shares, consisting of 20,170,995 shares of Common Stock, $0.01 par value per share (“Common Stock”). The following is a statement of the powers, designations, preferences, privileges, and rights of the Common Stock:

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights and powers set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board”).

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

5. Payments to Holders of Common Stock. The assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of shares of Common Stock ratably based on the number of shares of Common Stock then held by each.

6. Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do, commit to do or cause to be done (nor shall it permit any of its subsidiaries to do, commit to do or cause any of the following to be done) without (in addition to any other vote required by law) the prior written approval of the Seller Representative (referencing this applicable provision of this Section 6), those actions set forth in Section 9.2 of the Stockholders Agreement (as defined below).

7. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

8. Definitions. As used herein, the following terms shall have the following meanings:

“Excluded Opportunity” shall mean any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

“Purchase Agreement” shall mean that certain Stock Purchase Agreement, dated as of November 8, 2012, by and among the Corporation, Spectrum Brands, Inc., a Delaware corporation, Spectrum Brands Holdings, Inc., a Delaware corporation, the Sellers (as defined therein) and the Seller Representative, as may be amended or restated from time to time.

“Seller Representative” shall have the meaning ascribed to such term in the Purchase Agreement.

“Stockholders Agreement” shall mean that certain Stockholders’ Agreement, dated as of November 8, 2012, by and among the Corporation, the Holders (as defined therein) and the Seller Representative, as may be amended or restated from time to time.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the Board, subject to obtaining the prior written consent of the Seller Representative pursuant to the Stockholders Agreement, is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SIXTH: The entire Board shall consist of not in excess of eight (8) persons. The eight (8) members of the Board shall be designated in accordance with Section 8 of the Stockholders Agreement for so long as the provisions thereof remain in effect. The voting rights held by the holders of Common Stock may be exercised at any annual or special meeting of the stockholders of the Corporation, or by written consent of the stockholders in lieu of a meeting. The directors elected pursuant to this Article Sixth shall serve from the date of his or her election and qualification until his or her successor has been duly elected and qualified, subject to the terms and conditions set forth in Section 8 of the Stockholders Agreement. A vacancy in the directorship to be elected by the stockholders pursuant to this Article Sixth may be filled only by a vote at a meeting called in accordance with the Bylaws or written consent in lieu of such meeting by the holders of at least a majority in voting power of the Common Stock, subject to the terms and conditions set forth in Section 8 of the Stockholders Agreement.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity (an “Indemnified Person”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such

Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a director of the Corporation in defending any Proceeding in advance of its final disposition, and may pay the expenses (including attorneys’ fees) incurred by any other Indemnified Person in defending any Proceeding in advance of its final disposition provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.

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Signature on following page.]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 8th day of November, 2012.

By:	/s/ Daniel Roth
Name:	Daniel Roth
Title:	Chairman, Chief Executive Officer and President